Exhibit 10.9

Lease Agreement

Party A (Lessor): Shanghai Wanrong Investment Management Co., Ltd

Party B (Lessee): Shanghai Netclass Information Technology Co., Ltd

Whereas, after full negotiation between Party A and Party B, the following Lease Agreement (the “Agreement”) has been reached equally and unanimously:

I. Lease type: office

1. The party B will use the leased property for office purposes.

2. During the lease term, Party B shall not change the use of the leased property without prior written consent from Party A and approval from relevant departments in accordance with regulations.

II. Lease period: 5 years, from January 1, 2018 to December 31, 2023.

III. Leased area, rent and Payment:

1. In this agreement, the leased property of Party B is Room 601C, 601D, 601E, 601F, 602, 605-608 located at 1198 Wanrong Road (the Building A in the park), with a construction area of 369.7 square meters.

2. The rent is paid quarterly at a rental unit price of 2.7 yuan/square meter/day, with a total annual rent of 364,339.35 yuan.

3. The rent is adjusted every three years, with an increase of 8%.

4. Within 2 working days after the effectiveness of this agreement, Party B shall pay Party A a quarterly rent 91,085 yuan and a deposit of 30,362 yuan, totaling 121,447 yuan.

IV. Other items during the lease period:

1. During the lease term of this agreement, Party B shall bear the water, electricity, sanitation and other expenses incurred by Party B in using the leased property. The party B shall make payment within 7 calendar days after receiving the relevant invoices or receipts for water, electricity, etc. provided by the party A (or directly provided by the public utility unit).

2. During the lease term, the management and maintenance of the common parts of the property, as well as the coordination and management of public affairs between the tenants, shall be the overall responsibility of Party A.

3. The party B shall not sublet all or part of the leased property to or change the party B to any other third party under this agreement.

4. During the period of using the leased property, Party B shall bear all maintenance costs for the facilities within the leased property specified in this agreement, except for damage caused by force majeure and natural wear and tear.

5. If the party B needs to separate or decorate the leased property for office purposes, it shall obtain the consent of the relevant management department of the party A and obtain approval from the relevant government management department before proceeding. However, it shall not damage or change the building structure of the leased property. If the building structure is changed, the party B must immediately restore it to its original state. Any consequences caused by the party B's damage to the building structure shall be the responsibility of the party B.

6. The party B shall consciously abide by the rules and regulations related to property management formulated by the property management company of the park.

7. If Party B wishes to continue the lease after the expiration of the lease term, they may apply for renewal. If Party B applies for renewal of the lease, the following conditions shall be met: the written application for renewal shall be delivered to Party A no later than 3 months before the expiration of the lease term.

V. Liabilities in the event of breach

1. Any disputes arising during the performance of this agreement shall be resolved through negotiation between both parties. If the negotiation cannot be resolved, a lawsuit can be filed with the people's court of the location where the leased property is located.

2. If there are any matters not covered in this agreement, both parties may reach a written agreement through negotiation as an integral part of this agreement, which has the same legal effect as this agreement.

VI. This agreement shall come into effect after being signed and sealed by both parties. This agreement is in quadruplicate, with each party holding two copies.

Party A (Signature):

/s/Shanghai Wanrong Investment Management Co., Ltd

[Seal]

Party B (Signature):

/s/Shanghai Netclass Information Technology Co., Ltd

[Seal]

Date: May 8, 2018

Supplementary Lease Agreement

Party A (Lessor): Shanghai Wanrong Investment Management Co., Ltd

Party B (Lessee): Shanghai Netclass Information Technology Co., Ltd

Whereas, Party A and Party B has signed the lease agreement on May 8, 2018, the leased property of Party B is Room 601B, 601C, 601D, 601E, 601F and 602 located at 1198 Wanrong Road, and the lease period was from January 1, 2018 to December 31, 2023.

Whereas, considering the pressure of the COVID-19 epidemic on enterprise operation, after mutual agreement and consultation between Party A and Party B, the following supplementary terms are hereby entered into for mutual compliance:

I. Reduce the rent and rental area of the original agreement. From January 1, 2022 to August 31, 2022, the rent area is calculated based on 550 square meters and the rental unit price is 2 yuan/square meter/day. The monthly rent is RMB 33,451 yuan per month, payable quarterly.

Party B should pay off the rent and other fees (e.g water and electricity fee) balance due for the year of 2022 on December 31, 2022.

II. From September 1, 2022 to December 31, 2023, the building area has been adjusted to 421 square meters, and rent will be paid based on this area. The leased property area, rent, and payment method are as follows:

1. The rent standard for the period from September 1, 2022 to December 31, 2022 is calculated based on the lease area of 421 square meters and the rental unit price of 2 yuan/square meter/day as agreed in the agreement, that is, the monthly rent is 25,605 yuan/month, and the rent is paid every two months;

2. The rent standard for the period from January 1, 2023 to December 31, 2023 is calculated based on the lease area of 421 square meters and the rental unit price of 2 yuan/square meter/day as agreed in the agreement, which means the monthly rent is 25,605 yuan/month, and the rent is paid on a monthly basis.

III. The deposit under this supplementary agreement is 45,169.37 yuan.

IV. Other terms

1. In case of any inconsistency between this supplementary agreement and the original agreement, the provisions of this agreement shall prevail. The other terms stipulated in the original agreement, including but not limited to the responsibilities and obligations of both parties, shall remain valid and continue to be performed in accordance with the original agreement.

2. This supplementary agreement shall come into effect after being signed and stamped by both parties, and shall have the same legal effect as the original agreement.

3. This supplementary agreement is made in four copies, with each party holding two copies.

Party A (Signature):

/s/Shanghai Wanrong Investment Management Co., Ltd

[Seal]

Party B (Signature):

/s/Shanghai Netclass Information Technology Co., Ltd

[Seal]

Date: January 1, 2022